UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2017

RENTECH, INC.

(Exact name of registrant as specified in its charter)

Colorado	001-15795	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1000 Potomac Street NW, 5th Floor Washington, DC	20007
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (202) 791-9040

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 6, 2017 the Compensation Committee of the Board of Directors (the “Committee”) of Rentech, Inc. (the “Company”) adopted a Key Employee Incentive Plan (the “Plan”) designed to incentivize key officers and employees of the Company to remain with the Company and pursue and implement certain strategic alternatives for the Company.  The key terms of the Plan are described below.

Participants.  Three of the Company’s named executive officers (Paul Summers, Chief Financial Officer; Nicole Sykes Powe, General Counsel; and Joe Herold, Senior Vice President of Human Resources) (collectively, the “Plan NEOs”), and approximately eight other key members of the Company’s management team participate in the Plan (each such participant, a “Participant”).  Additional Participants may also be added to the Plan from time to time.  Participants will be eligible to receive payments under the Plan in connection with the closing of a sale of the Company and/or its individual business units (each such sale, a “Transaction”).

Awards.  Upon the closing of any Transaction, a bonus pool equal to 1.25% of the value (as defined in the Plan) payable to or for the benefit of the Company in connection with the closing of such Transaction (such amount, the “Pool”) will be established for the payment of awards to Participants under the Plan.   The Plan NEOs are collectively eligible to receive awards equal to 72.4% of the total Pool (with Mr. Summers, Ms. Powe and Mr. Herold eligible to receive awards equal to 29.7%, 25.8% and 16.9% of the total Pool, respectively).

Payment.  Upon or within 15 days after the closing of any Transaction, each Participant will receive 50% of his or her total award payable under the Plan with respect to such Transaction (the “Closing Payment”), with the remaining 50% of such award (or, if greater, the excess of the Participant’s minimum payment amount (discussed below) over his or her Closing Payment) payable upon the earlier of the sale of the final business unit owned by the Company or June 30, 2018 (the “Final Payment Date”).  Notwithstanding the foregoing, all amounts that become payable under the Plan will be paid to Participants on or after January 1, 2018 and no later than June 30, 2018.   Each Participant must execute a release of claims in favor of the Company to receive any payment under the Plan.

Employment Requirement; Termination.  Generally, Participants must be employed by the Company through the applicable payment date in order to receive a payment under the Plan. However, a Participant whose employment (i) is involuntarily terminated other than for cause, (ii) terminates due to his or her resignation for good reason, or (iii) terminates due to his or her death or disability (each such term as defined in the Plan) will remain eligible to receive payment or his or her awards under the Plan as though his or her employment had not terminated.  If a Participant voluntarily terminates his or her employment without good reason or is terminated for cause prior to the Final Payment Date, the Participant will forfeit any then-unpaid amounts under the Plan and must promptly repay all amounts previously received under the Plan to the Company.

Minimum Payments.  If a Participant remains employed through the Final Payment Date, he or she will receive a guaranteed minimum payment amount.  The minimum payment amounts for the Plan NEOs are as follows: $140,000 for Mr. Summers, Chief Financial Officer; $122,000 for Ms. Powe, General Counsel; and $80,000 for Mr. Herold, Senior Vice President of Human Resources.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, a copy of which will be filed as an exhibit to a future filing by the Company and is hereby incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: October 12, 2017	By:	/s/ Paul Summers
Paul Summers Chief Financial Officer